Exhibit 10.42

UNQUALIFIED RELEASE AGREEMENT

Agreement made this 9th day of December, 2002, by and between John Serino, an individual, on behalf of himself, his heirs, and anyone else who has or obtains legal rights through him (hereafter referred to as “I”, “me” or “Releasor”) and River Hills Wilsons, Inc., a Minnesota corporation, and any organization related to River Hills Wilsons, Inc. in the past or present, and past or present officers, directors, employees (with the exception of Releasor), shareholders, committees, insurors, agents, successors and assigns of River Hills Wilsons, Inc. or any past or present related organization or entity (hereafter referred to as “Wilsons”).

Definitions. All the words in this Unqualified Release Agreement (“Release”) have their meaning in ordinary English.

Payments and Promises. In exchange for my Promises, as set forth below, Wilsons has promised to do the following things for me:

1.	Pay me the gross lump sum amount of $471,692.31, less all applicable federal and state tax deductions and other applicable deductions, which net amount shall be paid during the first full pay period after my termination date, provided I have properly executed this Release (and providing that the revocation and rescission periods have passed without my revoking or rescinding this Release in whole or in part);

2.	Pay me the lump sum of $6,000.00, which represents the estimated cost of COBRA coverage premiums (both the employer and employee portions) for a six-month period. I acknowledge and agree that in order to obtain COBRA continuation of the medical and/or dental coverage for which I am eligible and currently enrolled as of my termination date, I must timely elect COBRA coverage. Based on my termination date of February 7, 2003, I understand that my insured benefits coverage will end on February 28, 2003; therefore, I must timely and properly elect COBRA coverage effective March 1, 2003. I acknowledge and agree that if I fail to timely and properly elect COBRA coverage, or if I fail to timely pay the COBRA invoices, Wilsons shall not be liable for any lapse in medical and/or dental coverage or COBRA coverage;

3.	Pay my car allowance in the amount of $600.00 for the month of January 2003;

4.	Allow me until February 6, 2005, (rather than the 90 days after termination provided under the stock option plan), to exercise any of the following vested stock options that are not yet exercised: (i) 92,500 shares, issued on January 28, 1998 at an exercise price of $5.83333; (ii) 10,000 shares, issued on August 24, 2000 at an exercise price of $20.6875; and (iii) 3,750 shares, issued on March 29, 2001 at an exercise price of $18.9375. I acknowledge and agree that any unvested stock options shall not be vested and shall be forfeited. I further acknowledge and agree that the 6,000 shares of unvested restricted stock options (granted on March 29, 2002) shall not vest and shall be forfeited; and

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5.	Provide me executive-level career transition support through Right Associates or an alternative agency selected by Wilsons.

Payments Contingent on Release. I understand and agree that I would not receive the Payments and Promises set forth above as item numbers 1, 2, 3, 4 and/or 5 except for my execution of this Release and the fulfillment of my Promises as set forth herein.

Releasor’s Claims. The claims I am releasing below include all rights to any relief of any kind to date, including but not limited to:

1.	all claims I now have against Wilsons, whether or not now known;

2.	all claims I have against Wilsons for alleged discrimination against me under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), 42 U.S.C. §1981, the Civil Rights Act of 1991, the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), Executive Order 11246, the Age Discrimination in Employment Act, as amended (“ADEA”), or the Minnesota Human Rights Act, as amended (“MHRA”);

3.	all claims arising out of the hiring process used by Wilsons or arising out of my termination, including but not limited to, any alleged breach of contract, defamation or intentional infliction of emotional distress;

4.	all claims for attorneys’ fees; and

5.	all claims for any other alleged unlawful employment practices arising out of or relating to my employment or the termination of my employment.

My Promises. In exchange for receiving the payments and other consideration set forth in this Release, I hereby promise to fully and finally release, give up and otherwise relinquish all my claims against Wilsons, including but not limited to claims under Title VII, 42 U.S.C. §1981, the Civil Rights Act of 1991, FLSA, ADA, Executive Order 11246, ADEA and MHRA. I promise that I have not filed and will not file any charges, complaints or civil actions against Wilsons with any court, arbitration board or administrative agency and that I will not bring any lawsuits or make any other demands against Wilsons except if necessary to enforce the provisions of this Release. Further, I will not participate in any complaints, demands or civil actions against Wilsons brought by third parties. The payments and other consideration I will receive as set forth in this Release is full and fair payment for the release of all my claims. Wilsons does not owe me anything in addition to what I will receive under this Release. I further promise to return all company property to Wilsons, including but not limited to cell phone, company-provided credit card(s) and security card(s), any company vehicle, any company equipment and any proprietary company documents and/or information that may be in my possession.

Additional Agreements and Understandings. I acknowledge that Wilsons’ position is that even though it has paid me to release my claims, Wilsons does not admit that it is responsible

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or legally obligated to me and, in fact, Wilsons denies any wrongdoing or legal obligation to me.

Confidentiality. I agree not to disclose any information regarding the existence or substance of this Release (specifically including but not limited to the information contained in Attachment A) or the payments and other consideration given in exchange for the Release except to my spouse, a financial advisor and an attorney or attorneys with whom I may choose to consult regarding my consideration of this Release. It shall be a condition of any disclosure to any such individuals that they also maintain the confidentiality of the Release.

Rights to Counsel, Consider, Revoke and Rescind. I understand that I am advised by Wilsons to consult an attorney prior to signing this Release. I have read this Release carefully and understand all of its terms. I have had the opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Wilsons, its agents or its attorneys, other than Wilsons’ promises as set forth in this Release.

I further understand that I have forty-five (45) days to consider my release of rights and waiver of claims beginning the date on which I receive this Release. I agree that any changes in this Release made prior to signing, whether material or not, do not restart or otherwise affect the 45-day period for consideration.

If I sign this Release, I understand that I am entitled to revoke my release of rights or claims of age discrimination under the ADEA within seven (7) days of executing it, and it shall not become legally binding or enforceable until the seven-day period has expired. Any revocation within this period must be submitted in writing to Corrine G. Lapinsky, Director of Legal Services, Wilsons Leather, 7401 Boone Avenue No., Brooklyn Park, Minnesota 55428. The revocation must be either personally delivered or mailed and postmarked within seven (7) days of execution of the Unqualified Release Agreement. This Unqualified Release Agreement shall not become effective or enforceable until the revocation period has expired.

I further understand that, pursuant to Minnesota law as set forth below, I may rescind this Release for a period of fifteen (15) days following the date of this Agreement. Any rescission within this period must be submitted in writing to Corrine G. Lapinsky, Director of Legal Services, Wilsons Leather, 7401 Boone Avenue No., Brooklyn Park, Minnesota 55428, and the rescission must state, “ I hereby rescind my acceptance of the Unqualified Release Agreement.” The rescission must be either personally delivered or mailed and postmarked within fifteen (15) days of execution of the Unqualified Release Agreement. This Unqualified Release Agreement shall not become effective or enforceable until the rescission period has expired. If the last day of the rescission period is a Saturday, Sunday or legal holiday in Minnesota, then the rescission period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

Releasor is further specifically advised pursuant to Minnesota Statutes Section 363.031 that Releasor has the right to rescind this Agreement within fifteen (15) calendar days of its execution. To be effective, the rescission must be in writing and delivered to

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Wilsons either by hand delivery or by mail, properly addressed to Corrine G. Lapinsky at the address given above and sent by certified mail, return receipt requested, within said fifteen (15) day period.

Attachment A. I understand that as part of the closure of the El Portal and Bentley’s travel businesses, all Home Office personnel who have been notified of termination are eligible for and have been offered a separation incentive, contingent upon execution of a Release. I understand that in order to receive the separation incentive set forth in this Release, I must sign and return this Release to Wilsons within forty-five (45) days after receiving it and not revoke my release of rights and claims of age discrimination under the ADEA within the seven (7) day period described above nor rescind this Release within the 15-day period provided under Minnesota law. I acknowledge that I have been provided, in the attached Attachment A, with the following information: (1) the job classification group offered the separation incentive; (2) the eligibility requirements of the group; (3) the time limits applicable to the separation incentive; (4) the job titles and ages of the employees eligible or selected for the separation incentive; and (5) the job titles and ages of the employees in the same job classification who are not selected for the separation incentive.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the parties have signed this Release on this 9th day of December, 2002.

John Serino (on behalf of himself, his heirs, successors and assigns)

/s/ John Serino	12/9/02

John Serino	Date

STATE OF MINNESOTA )
)ss.
COUNTY OF Hennepin )

On this 9th day of December, 2002, personally appeared before me, a Notary Public within and for said County, John Serino, known to be the person named in and who executed the foregoing Unqualified Release Agreement and who acknowledged such execution to be his free act and deed for the purposes therein expressed.

/s/ Phebe McCormack
(Stamp or Seal)	Notary Public

River Hills Wilsons, Inc. (on behalf of itself, its parent, subsidiary and affiliated corporations, concerns, successors and assigns)

By: /s/ Betty Goff
Betty Goff
Vice President, Human Resources

STATE OF MINNESOTA )
)ss.
COUNTY OF HENNEPIN )

On this 10th day of December, 2002, personally appeared before me, a Notary Public within and for said County, Betty Goff, Vice President Human Resources, of River Hills Wilsons, Inc., known to be the person named in and who executed the foregoing Unqualified Release Agreement and who acknowledged that she executed the same as her free act and deed for the purposes therein expressed.

/s/ Heather L. Irwin
(Stamp or Seal)	Notary Public